As filed with the Securities and Exchange Commission on June 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AstroNova, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	05-0318215
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

600 East Greenwich Avenue, West Warwick, Rhode Island, 02893

(Address of principal executive offices)

AstroNova, Inc. 2018 Equity Incentive Plan

(Full title of the plan(s))

Gregory A. Woods

Chief Executive Officer

AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, Rhode Island, 02893

(Name and address of agent for service)

(401) 828-4000

(Telephone number, including area code, of agent for service)

Copies to:

Peter M. Rosenblum, Esq.

Daniel S. Clevenger, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Telephone: (617) 832-1000

Telecopy: (617) 832-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.05 par value	650,000 (3)	$18.90	$12,285,000.00	$1,529.49
Common Stock, $0.05 par value	246,134 (4)	$18.90	$4,651,932.60	$ 579.17
Total				$2,108.66

1.	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the AstroNova, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
2.	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the Registrant’s common stock as quoted on the Nasdaq Global Market on May 31, 2018.
3.	Represents shares of the Registrant’s common stock available for issuance pursuant to awards that may be issued in the future pursuant to the 2018 Plan.
4.	Represents shares underlying outstanding awards under the Registrant’s 2015 Equity Incentive Plan, which may become available for issuance pursuant to awards that may be issued in the future pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Part I of Form S-8 will be sent or given to participants in the AstroNova, Inc. 2018 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

a)	the Registrant’s annual report on Form 10-K for the fiscal year ended January 31, 2018, filed with the Commission on April 10, 2018;

b)	the Registrant’s current report on Form 8-K filed with the Commission on March 15, 2018;

c)	the Registrant’s current report on Form 8-K filed with the Commission on April 6, 2018; and

d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, Rhode Island, 02893

(401) 828-4000

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated in Rhode Island. Section 7-1.2-814 of the Rhode Island Business Corporation Act (the “RIBCA”) provides that a Rhode Island corporation has the power, under specified circumstances, to indemnify any individual made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was an officer or director if:

•	he or she conducted himself or herself in good faith; and

•	he or she reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interests, and in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	in criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful; or

•	he or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation.

The foregoing is a summary of certain provisions of Section 7-1.2-814 of the RIBCA and is subject in all respects to the full text of the RIBCA.

Article IX of the Registrant’s by-laws, as amended, provides that the Registrant will indemnify any of its directors or officers (the “Indemnified Persons”) against and hold the Indemnified Persons harmless from any:

•	amount which an Indemnified Person is legally obligated to pay for any claim for his or her acts or omissions in his or her official capacity with the Registrant (“Covered Acts”), including, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefit plans, any excise taxes or penalties, and

•	expenses in connection with the defense against any claim for Covered Acts, including, without being limited to, legal, accounting or investigative fees and expenses,

provided, that the Registrant is not obligated to indemnify or hold harmless an Indemnified Person for any amounts:

•	for which payment is actually made to or on behalf of the Indemnified Person under a directors’ and officers’ liability insurance policy maintained by the Registrant (except for any excess beyond the amount covered by such insurance);

•	for which the Indemnified Person is otherwise indemnified or reimbursed;

•	with respect to a proceeding in which a final judgment or other final adjudication determines that the Indemnified Person is liable to the Registrant for: (i) a breach of the Indemnified Person’s duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) liability imposed pursuant to the provisions of former Section 7-1.1-43 of the RIBCA; or (iv) any transaction from which the Indemnified Person derived an improper personal benefit;

•	arising from an accounting of profits in fact made from the purchase or sale by the Indemnified Person of securities of the Registrant within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended; or

•	the payment of which has been determined to be unlawful pursuant to a final judgment or other final adjudication.

Section 7-1.2-202 of the RIBCA provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	liability under Section 7-1.2-811 of the RIBCA, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distributions on, capital stock, or

•	for any transaction from which the director derived an improper personal benefit (unless the transaction is permitted by Section 7-1.2-807 of the RIBCA, which relates to director conflicts of interest).

Article EIGHTH of the Registrant’s amended and restated articles of incorporation contains such a provision.

Section 7-1.2-814 of the RIBCA empowers a Rhode Island corporation to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against any liability asserted against him or her and incurred by him or her in any corporate capacity or arising out of his or her status as a director, officer, employee, or agent of the corporation, whether or not the corporation would have the power to indemnity him or her against the liability under the provisions of such section. The Registrant has a directors and officers liability insurance policy.

The Registrant has entered into an indemnification agreement with each of its directors and certain of its officers, whereby the Registrant has agreed to indemnify such persons to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation of the Registrant and all amendments thereto (incorporated by reference to Exhibit 3A to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016)

3.3	By-laws of the Registrant as amended to date (incorporated by reference to Exhibit 3B to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 (File No. 000-13200) )

4.1	Specimen form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016)

4.2	AstroNova, Inc. 2018 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on May 4, 2018)

5.1†	Opinion of Foley Hoag LLP

23.1†	Consent of Wolf & Company, P.C.

23.2†	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1†	Power of attorney (included on signature page of this Registration Statement)

†	Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Warwick, Rhode Island, as of June 4, 2018.

ASTRONOVA, INC.

By:	/s/ Gregory A. Woods
Gregory A. Woods
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gregory A. Woods and David S. Smith as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated.

/s/ Gregory A. Woods Gregory A. Woods	President, Chief Executive Officer and Director (principal executive officer)	June 4, 2018

/s/ David S. Smith David S. Smith	Chief Financial Officer (principal accounting and financial officer)	June 4, 2018

/s/ April Ondis April Ondis	Director	June 4, 2018

/s/ Mitchell I. Quain Mitchell I. Quain	Director	June 4, 2018

/s/ Yvonne E. Schlaeppi Yvonne E. Schlaeppi	Director	June 4, 2018

/s/ Harold S. Schofield Harold S. Schofield	Director	June 4, 2018

/s/ Richard S. Warzala Richard S. Warzala	Director	June 4, 2018